Exhibit 12.1

Computation of Ratio of Combined Fixed Charges and Preference Dividends to Earnings of

Brasil Telecom S.A. and Tele Norte Leste Participações S.A.

Brasil Telecom S.A.

	Six-Month Period Ended June 30,				Year Ended December 31,
	2011		2011		2010		2010		2009
	Actual		Pro Forma		Actual		Pro Forma		Actual
	(in thousands of reais, except ratio)
Computation of Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees	R$	708.086	R$	1,327,000	R$	2,379,235	R$	4,735,000	R$	(1,357,998)
Plus fixed charges		254,843		1,426,726		483,705		3,143,036		359,466
Plus amortization of capitalized interest		4,846		20,178		10,587		27,150		3,512
Plus distributed income of equity investees		—		—		—		—		—
Plus share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges		—		—		—		—		—
Less interest capitalized		(33,787)		(120,385)		(45,506)		(203,967)		(47,220)
Less preference security dividend requirements of consolidated subsidiaries		—		—		—		—		—
Less non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges		—		—		—		—		—

Total earnings	R$	933,988	R$	2,653,519	R$	2,828,021	R$	7,701,219	R$	(1,042,240)

Computation of fixed charges and preference dividends:
Interest expensed and capitalized	R$	254,843	R$	1,426,726	R$	483,705	R$	3,143,036	R$	359,466
Plus amortized premiums, discounts and capitalized expenses related to indebtedness		—		—		—		—		—
Plus estimate of the interest within rental expense		—		—		—		—		—
Plus preference security requirements of consolidated subsidiaries		—		—		—		—		—

Total fixed charges and preference dividends	R$	254,843	R$	1,426,726	R$	483,705	R$	3,143,036	R$	359,466

Ratio of Combined Fixed Charges and Preference Dividends to Earnings		3.66x		1.86x		5.85x		2.45x		(2.90)x

Tele Norte Leste Participações S.A.

	Six-Month Period Ended June 30,		Year Ended December 31,
	2011		2010		2009
	(in thousands of reais, except ratio)
Computation of Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees	R$	81,235	R$	1,665,687	R$	5,420,507
Plus fixed charges		1,426,726		3,143,036		2,480,876
Plus amortization of capitalized interest		20,178		27,150		11,960
Plus distributed income of equity investees		—		—		—
Plus share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges		—		—		—
Less interest capitalized		(120,385)		(203,967)		(172,013)
Less preference security dividend requirements of consolidated subsidiaries		—		—		—
Less non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges		—		—		—

Total earnings	R$	1,407,754	R$	4,361,906	R$	7,741,330

Computation of fixed charges and preference dividends:
Interest expensed and capitalized	R$	1,426,726	R$	3,143,036	R$	2,480,876
Plus amortized premiums, discounts and capitalized expenses related to indebtedness		—		—		—
Plus estimate of the interest within rental expense		—		—		—
Plus preference security requirements of consolidated subsidiaries		—		—		—

Total fixed charges and preference dividends	R$	1,426,726	R$	3,143,036	R$	2,480,876

Ratio of Combined Fixed Charges and Preference Dividends to Earnings		0.99x		1.47x		3.12x